Exhibit 99.1

KODIAK OIL & GAS CORP. REPORTS

FOURTH QUARTER AND FULL-YEAR 2011 FINANCIAL RESULTS

DENVER — February 28, 2012 /PRNewswire-FirstCall/ — Kodiak Oil & Gas Corp. (NYSE: KOG), an oil and gas exploration and production company with primary assets in the Williston Basin of North Dakota, today announced fourth quarter and full-year 2011 financial results.

Highlights Include:

•                  2011 OIL & GAS SALES OF $120 MILLION, A 287% INCREASE

•                  2011 ADJUSTED EBITDA OF $76.4 MILLION, 372% GROWTH

2011 Financial Results

For the year-ended December 31, 2011, the Company reported oil and gas sales of $120.0 million, as compared to $31.0 million during the same period in 2010, a 287% increase and a Company record.  Kodiak reported an overall 211% increase in year-over-year equivalent sales volumes of 1.4 million barrels of oil equivalent (BOE), or an average of 3,922 BOE per day in 2011, as compared to 459 thousand BOE, or an average of 1,259 BOE per day in 2010, not including flared gas. Crude oil revenue accounted for approximately 96% of oil and gas sales in 2011.

For the year-ended December 31, 2011, the Company reported net income of $3.9 million, or $0.02 per basic and diluted share, compared with a net loss of $2.4 million, or $0.02 per basic and diluted share, for the same period in 2010.  The net income calculation includes an unrealized loss of $16.2 million on mark-to-market derivative instruments.  The unrealized derivative loss decreased Kodiak’s reported net income for 2011 by $0.08 per basic and diluted share.

As a result of the significant oil and gas property acquisitions and related financings during 2011, interest expense for the year was $18.9 million, as compared to $39 thousand for the same period in 2010.  Included in interest expense was $11.5 million of costs related to the stand-by bridge financing that Kodiak obtained to enable the closing of the acquisitions.  As the bridge financing was not utilized due to the successful closing of the Senior Notes financing in November 2011, all financing costs of $11.5 million were expensed in the fourth-quarter 2011.  Also during the fourth-quarter 2011, as a result of the extinguishment of the Company’s Second Lien Credit Agreement in January 2012, Kodiak accelerated the amortization of all previously capitalized deferred financing costs of $2.4 million.  Together, these items decreased Kodiak’s net income for 2011 by $0.07 per basic and diluted share.

Adjusted EBITDA, a non-GAAP measure, was $76.4 million for the year-ended December 31, 2011, as compared to $16.2 million in the same period in 2010, a 372% increase and another Company record.  Kodiak defines Adjusted EBITDA as net income before (i) interest expense, (ii) income taxes, (iii) depletion, depreciation, amortization, and accretion (iv) amortization of deferred financing costs, (v) impairment, (vi) non-cash expenses relating to share based payments recognized under ASC Topic 718, (vii) pre-tax unrealized gains and losses on foreign currency, and (viii) pre-tax unrealized gain and losses on commodity price risk management activities.

During 2011, Kodiak drilled 47 gross wells (24.6 net) and completed 36 gross wells (15.5 net).  The Company reported a net $260 million was invested for the drilling and completion of wells and for infrastructure in the Williston Basin and $321 million was invested in acquiring producing properties and undeveloped leasehold in its core operating areas.

As of December 31, 2011, the Company’s total current assets were $168.9 million, of which $81.6 million was in cash and equivalents and $12.2 million was in cash held in escrow.  Long-term debt as of December 31, 2011 was $750 million, which consisted of $100 million in borrowings under the Company’s Second Lien Credit Agreement and $650 million of 8.125% Senior Notes due December 1, 2019 (“Senior Notes”).

On January 10, 2012, and concurrent with the closing of its January 2012 acquisition of producing properties, undeveloped leasehold and other assets for total consideration of $638 million, including closing adjustments, the Company terminated the Second Lien Credit Agreement and repaid all of the outstanding debt.  As of February 28, 2012, the Company had no borrowings under its First Lien Credit Facility and long-term debt was $650 million.

Fourth Quarter 2011 Financial Results

Oil and gas sales were $55.0 million for the fourth-quarter 2011, as compared to $11.0 million during the 2010 period, a 399% increase and a Company record.  Kodiak reported an overall 334% increase in equivalent sales volumes during the fourth-quarter, as compared to the 2010 period.

The Company reported a fourth-quarter 2011 net loss of $33.8 million, or $0.15 per basic and diluted share, compared with a net loss of $4.4 million, or $0.03 per basic and diluted share, for the same period in 2010.  Included in the fourth-quarter 2011 net loss are unrealized derivative losses of $31.7 million attributed to the non-cash change in the value of derivatives utilized for commodity price risk management.  The unrealized derivative loss, a non-cash charge, decreased Kodiak’s reported net income for the fourth-quarter 2011 by $0.14 per basic and diluted share.  Also included in the fourth-quarter net loss is $18.3 million in interest expense which was discussed above.

Adjusted EBITDA for the fourth-quarter 2011 was $35.0 million, as compared to $5.3 million for the prior-year period, a 560% increase.

Expense Analysis

The increase in total general and administrative expense (G&A) for the fourth quarter and the full year is attributed primarily to the hiring of new personnel as the Company continued to expand its oil and gas operations and operated rig count.  The Company had 74 employees at year-end 2011, as compared to 35 employees at year-end 2010.  Included in the G&A expense is a non-cash, stock-based compensation charge of $1.7 million for the fourth quarter of 2011 and $5.2 million for the full year.

The increase in lease operating expense (LOE) for the fourth quarter and the year is attributed to additional production expense associated with a growing number of producing wells.  Severance taxes were also higher due to increased oil and gas revenues during the 2011 period, as compared to the 2010 period.

The largest component of LOE in the Williston Basin operations is the disposal of water used in the well completion operations, the majority of which has been transported by truck to third-party disposal facilities.  The Company is actively addressing water disposal costs by connecting wells to third-party pipelines, drilling water disposal wells in producing areas and constructing water gathering systems where appropriate.  As existing and future wells are connected to water gathering systems, LOE is projected to decrease on a per-unit basis.

The increase in depletion, depreciation, amortization and accretion expense for the fourth-quarter 2011 and full year is primarily due to acquisitions of proved reserves during 2011 and 2010 and to an increase in sales volumes.

In addition to the interest discussion above, Kodiak recognized interest expense during the fourth-quarter and full-year 2011 of approximately $4.0 million related to the credit facilities and the issuance of Senior Notes in November 2011.  Additionally, the Company capitalized interest costs of $4.5 million for the fourth-quarter 2011 and $8.5 million for the full-year 2011.  Going forward, in 2012, Kodiak expects to capitalize the majority of the interest costs related to its Senior Notes.

Kodiak Oil & Gas Corp.						% Change
Unit Cost Analysis	Q4-11	Q3-11	Q4-10	2011	2010	Sequential	Q-o-Q	Y-o-Y
Sales Volumes in Barrels of Oil Equivalent (BOE)	661,908	363,703	152,631	1,431,649	459,454	82%	334%	212%
Average Price Received Oil ($ Bbl)	$85.35	$82.56	$73.55	$86.05	$69.89	3%	16%	23%
Average Price Received Gas ($ Mcf)	8.00	10.20	5.82	8.22	4.81	-22%	37%	71%
Lease Operating Expense ($ BOE)	10.08	8.14	7.65	8.67	7.03	24%	32%	23%
Production Tax ($ BOE)	8.69	8.83	7.60	9.04	7.49	-2%	14%	21%
DD&A Expense ($ BOE)	25.71	18.70	21.64	22.40	17.92	37%	19%	25%
Gathering, Transportation & Marketing Expense ($ BOE)	1.43	0.91	0.21	1.07	0.26	57%	581%	312%
Total G&A Expense ($ BOE)	9.71	12.50	30.78	13.62	26.53	-22%	-68%	-49%
Non-cash Stock-based Compensation Expense ($ BOE)	$2.55	$3.02	$11.00	$3.63	$9.70	-16%	-77%	-63%

Commenting on financial results, Kodiak’s Chairman and CEO Lynn A. Peterson said: “During 2011 the Company generated over 200% growth in production, oil and gas revenue, and proved oil and gas reserves.  These record growth benchmarks were achieved in a challenging operating environment as weather plagued operations early in the year. Industry also experienced intense competition for services due to the heightened activity level basin-wide which continued throughout the year.  As we have increased our rig count from two operated rigs in early 2011 to six operated rigs currently, we anticipate that 2012 should be another year of robust growth in all areas.”

Interim Operations Update

Williston Basin Drilling and Completion Update

With the addition of the previously announced January 2012 acquisition, Kodiak now operates, or has an interest in, a total of 137 gross (60.2 net) producing wells, owns 157,000 net leasehold acres, operates six drilling rigs and six workover rigs, has one full-time, 24-hour dedicated completion spread with a second crew being deployed at times.  Additionally, the Company continues to participate in several non-operated wells.  The Company is currently producing approximately 15,000 barrels of oil equivalent per day (BOE/d), which does not include any production from the wells listed on the table below.  Kodiak has an approximate 10-year inventory of Bakken and Three Forks development drilling locations based upon its current rig count and estimated well bore density.

Kodiak’s 2012 drilling and completions capital expenditure budget of $550 million is allocated to drilling and completing approximately 73 gross (51 net) wells which the Company plans to fund through operating cash flow, working capital and through borrowings under its reserve-based revolving line of credit.  As a result of the previously discussed mechanical issues and the timing of turning the wells to production, the Company is reducing its full-year average production to a range of 19,000 to 21,000 BOE/d and revises its 2012 exit rate to 27,000 BOE/d.  Remediation work has begun on the well bores that encountered mechanical issues earlier this year and procedures are expected to be completed on some of these wells in the near future.

Year-to-date Kodiak has completed 10 gross (6.4 net) operated wells and four gross (2.0 net) non-operated wells in Dunn County, N.D.  Kodiak currently has 10 gross (8.8 net) operated wells that have been drilled and are waiting to commence completion operations.  Several of these wells are on multi-well pads where drilling has not been completed.

During the past month the quoted prices for oil coming out of the Williston Basin on pipeline (typically quoted at Clearbrook, Minn. and Guernsey, Wyo.) were substantially less than prices quoted for West Texas Intermediate.  The increase in the differential was primarily the result of significant amounts of crude oil from Canada which was competing for capacity on existing pipeline infrastructure, the down-time associated with scheduled maintenance at refineries and the expanded volumes produced in North Dakota in late 2011 and early 2012 as weather conditions were mild.  North Dakota is currently producing approximately 535,000 barrels of oil per day.

In addition to current pipeline capacity, there were 300,000 barrels per day of railcar transportation capacity in place as of December 31, 2011, with an additional 200,000 barrels per day of capacity expected to be added in the first half of 2012.  The Company believes the operators of these railcar facilities have railcars on order and expect utilization on these facilities to increase substantially during the first half of 2012. The differential situation has been partially alleviated through the expanding capacity to move barrels of oil by railcar and the return of normal refinery capacity.  It is anticipated that the situation will continue to improve as additional pipelines move crude from Cushing, Okla. to the Gulf Coast region.

Kodiak-Operated Wells Completed February 2012

		WI/		Length of	IP 24-hour Test (BOE/d)			Frac	Choke
Well Name	County	NRI (%)	Formation	Lateral	BOPD	MMcfe/d	BOE/d	Stages	Size ”	PSI
E. Grizzly 3-25-13-3H	McKenzie	86/71	Bakken	10,075’	Well flowing back
E. Grizzly 3-25-36-15H	McKenzie	90/74	Bakken	9,407’	Well flowing back
Charging Eagle 15-14-24-16H	Dunn	60/49	Bakken	8,695’	Well flowing back
Charging Eagle 15-14-11-4H	Dunn	60/49	Bakken	9,209’	Well flowing back
Lind	Williams	70/54	Bakken	9,563’	1,205	1.28	1,419	13	32/64	1,200
Ames	Williams	72/58	Bakken	9,812’	Well flowing back
Non-Operated Wells Completed February 2012 in AMI Dunn County
FBIR Guyblackhawk 24X-27	Dunn	50/41	Bakken	9,000’	Well completed but still listed as confidential

Midstream Activities

Kodiak has connected the majority of its wells to gas pipelines, and with new plant capacity coming on, the volume of processed gas has improved. Throughout 2012, Kodiak expects to continue to connect its wells to third-party facilities, as they come online, which should allow additional gas volumes to be gathered, processed and sold.  In addition, Kodiak continues to connect wells to oil pipelines which can eliminate the more costly alternative of crude oil trucking.  Water disposal facilities are under construction and should be operational in the coming quarters which should help lower lease operating expenses.

Management Comment

Commenting on oilfield operations, Peterson continued: “Completion activity continued at a solid pace in February as mild weather conditions persisted in the Williston Basin.  We intend to continue to utilize between one and two 24-hour completion crews to work away at our inventory of wells to complete.  Our team has made significant steps to integrate the two most recent acquisitions into Kodiak.  Operating six workover rigs has allowed us to catch up on the regular maintenance work required of oil wells to return the wells to production. Remediation work is underway on the first of our wells with mechanical issues that was discussed earlier this year and we believe we will bring each of the wells onto production in the coming months.”

Risk Management

The Company utilizes swaps or “no premium” collars to reduce the effect of price changes on a portion of its future oil production.  Kodiak uses derivative financial instruments to achieve more predictable cash flows in a volatile oil and gas price environment and to manage its exposure to commodity price risk.  Detailed disclosure of the Company’s derivative contracts is available in its Filing on Form 10-K for the year-ended December 31, 2011.

Full-Year and Q411 Results Teleconference Call

In conjunction with Kodiak’s release of its financial and operating results, investors, analysts and other interested parties are invited to listen to a conference call with management on Wednesday, February 29, 2012 at 11:00 a.m. Eastern Standard Time.

Kodiak Oil & Gas Corp. Q411 Financial and Operating Results Conference Call

Date:	Wednesday, February 29, 2012
Time:	11:00 a.m. EST
10:00 a.m. CST
9:00 a.m. MST
8:00 a.m. PST
Call:	(877) 257-3168 (US/Canada) and (706) 643-3820 (International); Passcode: 46737282
Internet:	Live and rebroadcast over the Internet: http://www.videonewswire.com/event.asp?id=84827
Replay:	Available through Wednesday, March 7, 2012 at (855) 859-2056 (US/Canada) and (404) 537-3406 (International) using passcode: 46737282 and for 30 days at www.kodiakog.com

About Kodiak Oil & Gas Corp.

Denver-based Kodiak Oil & Gas Corp. is an independent energy exploration and development company focused on exploring, developing and producing oil and natural gas primarily in the Williston Basin in the U.S. Rocky Mountains.  For further information, please visit www.kodiakog.com.  The Company’s common shares are listed for trading on the New York Stock Exchange under the symbol: “KOG.”

Forward-Looking Statements

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” projects,” “potential” and similar expressions, or that events or conditions “will,” “would,” “may,” “could” or “should” occur. Forward-looking statements in this document include statements regarding the Company’s expectations as to: exploration and development plans; drilling plans and expectations,; the number, mobilization, intended use and current planned future location of our rigs; expectations regarding availability and benefits of infrastructure; expectations regarding the benefits of recent acquisitions;  the amount and allocation of the Company’s anticipated capital expenditures and the timing and success of such programs; the estimated costs to drill and complete wells and the Company’s expectations regarding potential improvements in its ability to execute its completion activities; the sources and sufficiency of funding for our capital budget; expectations concerning weather conditions and the impact of such conditions on our operations; the future performance of our oil & gas properties, including well production, and trends in well performance; expectations regarding improvements in per unit lease operating expenses; expectations regarding improvements in railcar transportation capacity and refinery capacity and the impact of such developments on applicable differentials; the expectations regarding the amount and trends in production, oil and gas revenue, and proved oil and gas reserves in future periods; and the amount and sufficiency of future cash flows and sources of liquidity. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and gas production, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.

For further information, please contact:

Mr. Lynn A. Peterson, CEO and President, Kodiak Oil & Gas Corp. +1-303-592-8075

Mr. David P. Charles, Sierra Partners LLC +1-303-757-2510 x11

Footnotes to the Financial Statements

The notes accompanying the financial statements are an integral part of the consolidated financial statements and can be found in Kodiak’s filing on Form 10-K for the year-ended December 31, 2011.

KODIAK OIL & GAS CORP.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31,	December 31,
	2011	2010
ASSETS
Current Assets
Cash and cash equivalents	$81,604	$101,198
Cash held in escrow	12,194	—
Accounts receivable
Trade	28,835	11,328
Accrued sales revenues	21,974	4,578
Inventory, prepaid expenses and other	24,294	18,212
Total Current Assets	168,901	135,316

Oil and gas properties (full cost method), at cost
Proved oil and gas properties	598,065	205,360
Unproved oil and gas properties	263,462	107,254
Wells in progress	78,505	21,418
Equipment and facilities	11,186	2,429
Less-accumulated depletion, depreciation, amortization, and accretion	(135,586)	(103,799)
Net oil and gas properties	815,632	232,662

Cash held in escrow	691,764	—
Property and equipment, net of accumulated depreciation of $618 at December 31, 2011 and $377 at December 31, 2010	1,276	366
Deferred financing costs, net of amortization of $15,029 at December 31, 2011 and $83 at December 31, 2010	21,904	1,593
Total Assets	$1,699,477	$369,937

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$78,402	$22,805
Accrued interest payable	5,808	374
Commodity price risk management liability	11,925	2,248
Total Current Liabilities	96,135	25,427

Noncurrent Liabilities
Credit facilities	100,000	40,000
Senior notes	650,000	—
Commodity price risk management liability	10,035	3,495
Asset retirement obligations	3,627	1,968
Total Noncurrent Liabilities	763,662	45,463

Total Liabilities	859,797	70,890

Stockholders’ Equity:
Common stock - no par value; unlimited authorized Issued and outstanding: 257,987,413 shares as of December 31, 2011 and 178,168,205 shares as of December 31, 2010	944,070	407,312
Accumulated deficit	(104,390)	(108,265)
Total Stockholders’ Equity	839,680	299,047

Total Liabilities and Stockholders’ Equity	$1,699,477	$369,937

KODIAK OIL & GAS CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share data)

	For the Years Ended December 31,
	2011	2010	2009

Revenues:
Oil sales	$115,692	$30,212	$10,652
Gas sales	4,294	783	625
Total revenues	119,986	30,995	11,277

Operating expenses:
Oil and gas production	26,885	6,795	2,220
Depletion, depreciation, amortization and accretion	32,068	8,234	3,159
General and administrative	19,495	12,190	8,522

Total operating expenses	78,448	27,219	13,901

Operating income (loss)	41,538	3,776	(2,624)

Other income (expense)
Loss on commodity price risk management activities	(20,114)	(6,146)	—
Interest income (expense), net	(18,887)	(39)	53
Other income	1,338	7	8
Total other income (expense)	(37,663)	(6,178)	61

Net income (loss)	$3,875	$(2,402)	$(2,563)

Net income (loss) per common share:
Basic	$0.02	$(0.02)	$(0.02)
Diluted	$0.02	$(0.02)	$(0.02)

Weighted average common shares outstanding:
Basic	197,579,298	131,444,440	103,688,733
Diluted	200,473,163	131,444,440	103,688,733

KODIAK OIL & GAS CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For the Years Ended December 31,
	2011	2010	2009
Cash flows from operating activities:
Net income (loss)	$3,875	$(2,402)	$(2,563)
Reconciliation of net income (loss) to net cash provided by operating activities:
Depletion, depreciation, amortization and accretion	32,068	8,234	3,159
Amortization of deferred financing costs	15,029	83	25
Unrealized loss on commodity price risk management activities, net	16,217	5,743	—
Stock-based compensation	5,200	4,456	3,429
Changes in current assets and liabilities:
Accounts receivable-trade	(17,507)	(8,765)	(628)
Accounts receivable-accrued sales revenue	(17,396)	(2,668)	(1,392)
Prepaid expenses and other	(2,082)	(544)	3,072
Accounts payable and accrued liabilities	13,075	5,804	4,294
Accrued interest payable	5,434	374	—
Net cash provided by operating activities	53,913	10,315	9,396

Cash flows from investing activities:
Oil and gas properties	(538,615)	(178,540)	(24,290)
Sale of oil and gas properties	3,264	—	—
Prepaid tubular goods	(15,490)	(18,778)	(3,834)
Equipment, facilities and other	(9,908)	(2,691)	(278)
Deposit on acquisition	(30,000)	—	246
Net cash used in investing activities	(590,749)	(200,009)	(28,156)

Cash flows from financing activities:
Borrowings under credit facilities	350,808	97,308	—
Repayments under credit facilities	(290,808)	(57,308)	—
Proceeds from the issuance of senior notes	650,000	—	—
Proceeds from the issuance of common shares	543,990	240,424	37,893
Cash held in escrow	(673,958)	—	—
Debt and share issuance costs	(62,790)	(14,417)	(1,829)
Net cash provided by financing activities	517,242	266,007	36,064

Increase (decrease) in cash and cash equivalents	(19,594)	76,313	17,304

Cash and cash equivalents at beginning of the period	101,198	24,885	7,581

Cash and cash equivalents at end of the period	$81,604	$101,198	$24,885

Supplemental cash flow information
Oil & gas property accrual included in Accounts payable and accrued liabilities	$52,541	$9,426	$601

Oil & gas property acquired through common stock	$14,425	$—	$—

Cash paid for interest	$6,898	$176	$—

KODIAK OIL & GAS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share data)

(Unaudited)

	Three Months Ended December 31,
	2011	2010

Revenues:
Oil sales	$53,104	$10,838
Gas sales	1,907	185
Total revenues	55,011	11,023

Operating expenses:
Oil and gas production	13,373	2,360
Depletion, depreciation, amortization and accretion	17,014	3,303
General and administrative	6,426	4,698

Total operating expenses	36,813	10,361

Operating income	18,198	662

Other income (expense)
Loss on commodity price risk management activities	(34,082)	(5,045)
Interest income (expense), net	(18,289)	17
Other income	418	2
Total other income (expense)	(51,953)	(5,026)

Net loss	$(33,755)	$(4,364)

Net loss per common share:
Basic	$(0.15)	$(0.03)
Diluted	$(0.15)	$(0.03)

Weighted average common shares outstanding:
Basic	229,294,591	153,744,341
Diluted	229,294,591	153,744,341

KODIAK OIL & GAS CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended December 31,
	2011	2010
Cash flows from operating activities:
Net loss	$(33,755)	$(4,364)
Reconciliation of net loss to net cash provided by operating activities:
Depletion, depreciation, amortization and accretion	17,014	3,303
Amortization of deferred financing costs	14,352	31
Unrealized loss on commodity price risk management activities, net	31,726	4,642
Stock-based compensation	1,686	1,678
Changes in current assets and liabilities:
Accounts receivable-trade	(10,786)	(5,264)
Accounts receivable-accrued sales revenue	(10,022)	(1,037)
Prepaid expenses and other	(8,751)	439
Accounts payable and accrued liabilities	3,986	(2,306)
Accrued interest payable	5,326	374
Net cash provided by (used in) operating activities	10,776	(2,504)

Cash flows from investing activities:
Oil and gas properties	(333,240)	(133,087)
Sale of oil and gas properties	1,132	—
Prepaid tubular goods	359	(14,250)
Equipment, facilities and other	(7,091)	(1,985)
Deposit on acquisition	(12,329)	—
Net cash used in investing activities	(351,169)	(149,322)

Cash flows from financing activities:
Borrowings under credit facilities	261,000	97,308
Repayments under credit facilities	(216,000)	(57,308)
Proceeds from the issuance of senior notes	650,000	—
Proceeds from the issuance of common shares	374,433	160,742
Cash held in escrow	(673,958)	—
Debt and share issuance costs	(52,119)	(9,545)
Net cash provided by financing activities	343,356	191,197

Increase in cash and cash equivalents	2,963	39,371

Cash and cash equivalents at beginning of the period	78,641	61,827

Cash and cash equivalents at end of the period	$81,604	$101,198

Supplemental cash flow information
Oil & gas property accrual included in Accounts payable and accrued liabilities	$52,541	$9,426

Cash paid for interest	$3,132	$97

In evaluating its business, Kodiak considers earnings before interest, taxes, depletion, depreciation, amortization, and accretion, amortization of deferred financing costs, impairment, gains or losses on foreign currency, gains or losses on commodity price risk management activities, and stock-based compensation expense, (“Adjusted EBITDA”) as a key indicator of financial operating performance and as a measure of the ability to generate cash for operational activities, future capital expenditures and an indication of our potential borrowing base under our credit facility.  Adjusted EBITDA is not a Generally Accepted Accounting Principle (“GAAP”) measure of performance. The Company uses this non-GAAP measure to compare its performance with other companies in the industry that make a similar disclosure, as a measure of its current liquidity, in developing our capital expenditure budget, to evaluate our compliance with covenants under our credit facility and as a component of the corporate objectives to which we tie the vesting of equity-based awards made to senior executives. The Company believes that this measure may also be useful to investors for the same purpose and for an indication of the Company’s ability to generate cash flow at a level that can sustain or support our operations and capital investment program, and that disclosure of this measure provides investors with visibility as to the corporate objectives that affect our executive compensation program. Investors should not consider this measure, or other non-GAAP measures such as net income excluding the effect of unrealized derivative losses, in isolation or as a substitute for operating income or loss, cash flow from operations determined under GAAP or any other measure for determining the Company’s operating performance that is calculated in accordance with GAAP. In addition, because Adjusted EBITDA is not a GAAP measure, it may not necessarily be comparable to similarly titled measures employed by other companies.  A reconciliation of Adjusted EBITDA and net income for the three months and 12 months ended December 31, 2011 and 2010 is provided in the table below:

KODIAK OIL & GAS CORP.

RECONCILIATION OF ADJUSTED EBITDA

	For the Three Months Ended December 31,
	2011	2010
Reconciliation of Adjusted EBITDA:
Net loss	$(33,755)	$(4,364)
Add back:
Depreciation, depletion, amortization and accretion	17,014	3,303
Amortization of deferred financing costs	14,352	31
Unrealized loss on commodity price risk management activities	31,726	4,642
Stock based compensation expense	1,686	1,678
Interest expense	3,961	—
Adjusted EBITDA	$34,984	$5,290

	For the Years Ended December 31,
	2011	2010	2009
Reconciliation of Adjusted EBITDA:
Net income (loss)	$3,875	$(2,402)	$(2,563)
Add back:
Depreciation, depletion, amortization and accretion	32,068	8,234	3,158
Amortization of deferred financing costs	15,029	83	—
Gain on foreign currency exchange	—	(1)	(11)
Unrealized loss on commodity price risk management activities	16,217	5,743	—
Stock based compensation expense	5,200	4,456	3,429
Interest expense	3,961	79	—
Adjusted EBITDA	$76,350	$16,192	$4,013